EXHIBIT 23.1


                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS






As independent public accountants, we hereby consent to the incorporation by reference in the registration statements (Commission File numbers 333-62573, 333-95912, 333-18613, 333-62464, 333-70773 and 333-46721) on Forms S-8, S-2 and
S-3 of Viseon, Inc. (fka: RSI Systems, Inc.) of our report dated October 4, 2002, relating to the consolidated balance sheets of Viseon, Inc. as of June 30, 2002 and 2001, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, which report appears in the June 30, 2002 annual report on Form 10-KSB of Viseon, Inc.



                                              /s/ VIRCHOW, KRAUSE & COMPANY, LLP

Minneapolis, Minnesota
October 15, 2002